Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-146485 and No. 333-157955) of Index Oil and Gas Inc. of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated July 10, 2009 relating to the consolidated financial statements, which is included in this Annual Report on Form 10-K for the year ended March 31, 2009.

/s/ RBSM LLP

New York, New York
July 10, 2009